FactSet Appoints Maria Teresa Tejada to Board of Directors
NORWALK, Conn., March 23, 2022 (GLOBE NEWSWIRE) -- FactSet Research Systems Inc. (NYSE: FDS | NASDAQ: FDS), a global provider of integrated financial information, analytical applications, and industry-leading services, today announced the appointment of Maria Teresa Tejada to its Board of Directors. Tejada will serve as a member of the Audit Committee.

Tejada has spent nearly three decades in financial services as a trusted advisor to executive management teams and public company boards. She is an expert partner at Bain & Co., Inc. in the global financial services practice, advising clients on corporate strategy, risk management, and governance topics. Before joining Bain & Co., Inc., Tejada was the chief strategic enterprise risk officer at Wells Fargo & Company and deputy chief risk officer and chief credit officer at KeyCorp. She spent 16 years at Goldman Sachs, between New York and London, in emerging markets fixed income and Latin America investment banking, ultimately serving as managing director of credit risk management & advisory for Europe, the Middle East, and Africa. Early in her career, Tejada also held bank regulatory roles at the Federal Reserve Bank of New York. In addition to her leadership roles, Tejada has been actively engaged in people development as well as diversity and inclusion initiatives across numerous organizations.

Tejada has been a Director of Pacific Mutual Holding Company since August 2021 and serves on both the Audit and the Investment and Finance Committees. She has also been a Board Trustee of the Cleveland Museum of Natural History since 2014 and an Honorary Director since January 2020, including serving as Vice-Chair, Nominating & Governance Co-Chair, and Board Chair Succession Task Force Member.

“As a research analyst early in my career, I was a FactSet user,” said Tejada. “It is a privilege to be joining the board of a company whose core business of data and software is fueling innovation and transformation across industries.”

“I am pleased to welcome Maria Teresa to our board and look forward to partnering with her as FactSet continues to drive the investment community through its digital platform,” said Robin Abrams, Chair of the Board of Directors. “Her extensive financial industry experience, focus on risk management and strategy, and commitment to ESG, will be a tremendous asset as FactSet continues to deliver value to our employees, clients, and shareholders.”

About FactSet
FactSet (NYSE: FDS | NASDAQ: FDS) delivers superior content, analytics, and flexible technology to help more than 162,000 users see and seize opportunity sooner. We give investment professionals the edge to outperform with informed insights, workflow solutions across the portfolio lifecycle, and industry-leading support from dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions, with the distinction of having been recently added to the S&P 500 and repeatedly scored 100 by the Human Rights Campaign® Corporate Equality Index for our LGBTQ+ inclusive policies and practices. Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow us on Twitter: www.twitter.com/factset.

FactSet
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